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                                                                     EXHIBIT 5.1





                                 July 30 , 1997



Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543-2066


Ladies and Gentlemen:

     We have acted as counsel to Summit Bancorp., a New Jersey corporation (the "Corporation"), and Summit Capital Trust I, a trust formed under the laws of the State of Delaware (the "Trust"), in connection with the filing of a registration statement (File No. 333-29019 and 333-29019-01) on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), which was declared effective by the Securities and Exchange Commission on July 30, 1997, relating to the offer to exchange (the "Exchange Offer") (i) $150,000,000 aggregate Liquidation Amount of the Trust's 8.40% Series B Capital Securities (the "New Capital Securities") for a like Liquidation Amount of the Trust's 8.40% Capital Securities (the "Old Capital Securities"), (ii) the Corporation's guarantee of payments of cash distributions and payments on liquidation of the Trust or redemption of the New Capital Securities (the
"New Guarantee") for a like guarantee in respect of the  Old Capital  Securities
(the "Old  Guarantee") and  (iii) all  of the Corporation's  8.40%   Series  B
Junior  Subordinated   Deferrable  Interest Debentures due March 15, 2027  (the
"New Junior Subordinated Debentures") for a like aggregate principal amount of the Corporation's 8.40% Junior Subordinated Deferrable Interest Debentures
due March  15, 2027  (the "Old Junior Subordinated Debentures").
     We are familiar with the Indenture, dated as of March 20, 1997 (the "Indenture"), between the Corporation and The First National Bank of Chicago, as Debenture Trustee, including the provisions of the Indenture setting forth the conditions precedent to the exchange of the New Junior Subordinated Debentures for the Old Junior Subordinated Debentures. We are also familiar with the Amended and Restated Declaration of Trust, dated as of March 20, 1997 (the "Declaration"), among the Corporation, as Sponsor, The First National Bank of Chicago, as Property Trustee, First Chicago Delaware Inc., as Delaware Trustee, and the Administrators named therein, including the provisions of the Declaration setting forth the conditions precedent to the
exchange of the  New Capital Securities for  the Old Capital Securities.   We
have also examined such other documents, certificates and records and made such investigation as we have deemed appropriate or necessary in connection with expressing an informed opinion upon the matters set forth below.
     We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the
originals  of such latter  documents.   In  making  our examination  of
documents executed by parties other than the Corporation or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have also assumed that the Exchange Offer
has  been consummated.   In  addition, we  have relied,  as to  certain factual
matters, on certificates of responsible  officers of the Corporation and others.

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     Based upon the foregoing, it is our opinion that:

     (a) The New Junior Subordinated Debentures have been duly authorized for issuance by the Corporation and, when executed, authenticated and delivered in the manner provided for in the Indenture will constitute valid and binding obligations of the Corporation in accordance with their terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).
     (b) The New Capital Securities have been duly authorized for issuance by the Trust and, when executed, authenticated and delivered in the manner provided for in the Declaration, will represent legally issued, fully paid and nonassessable undivided beneficial interests in the assets of the Trust and will entitle the holders thereof to the benefits of the Declaration, except to the extent that enforcement thereof may be limited by bankruptcy,insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).
     (c) The New Guarantee has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).
     (d) The New Capital Securities, the New Guarantee and the New Junior Subordinated Debentures have been registered under Section 5 of the Securities Act.
     (e) Each of the Declaration, the New Guarantee and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended.
     (f) All conditions precedent to the exchange of the New Junior Subordinated Debentures for the Old Junior Subordinated Debentures in accordance with the provisions of the Indenture have been complied with.
     (g) All conditions precedent to the exchange of the New Capital Securities for the Old Capital Securities in accordance with the provisions of the Declaration have been complied with.

     We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.
     This opinion is solely for your benefit and may not be relied upon in any manner whatsoever by any other person or entity.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.


                                        Very truly yours,



                                        /s/ Brown & Wood LLP
                                        --------------------
                                          Brown & Wood LLP